SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

               __________________________________



                            FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



                          STEPAN COMPANY
______________________________________________________________________________
     (Exact name of registrant as specified in its charter)


             Delaware                        36-1823834
_______________________________________   ___________________________________
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

 22 W. Frontage Road
 Northfield, Illinois                          60093
_______________________________________   ___________________________________
(Address of principal executive offices)               (Zip Code)

    Securities to be registered pursuant to Section 12(b) of the
Act:

   Title of each class             Name of each exchange on which
   to be so registered:            each class is to be registered:

common stock, par value
 $1.00 per share                   New York Stock Exchange

5-1/2% convertible preferred
stock, no par value                New York Stock Exchange
______________________             __________________________

    Securities to be registered pursuant to Section 12(g) of the
Act:

                              None
______________________________________________________________________________
                        (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

     The capital stock of Stepan Company (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Company's common stock, par value $1.00 per share (the "Common Stock") and the Company's 5-1/2% convertible preferred stock, no par value (the "5-1/2% Convertible Preferred Stock").

The Common Stock

     Holders of shares of Common Stock do not have any preemptive or preferential right to subscribe to or purchase any shares of any class or any other securities of the corporation.

     Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock are entitled to receive, when and as declared by the Board of Directors, out of the assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     Upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation, after the payment in full of all preferential amounts to which the holders of all classes of stock at the time outstanding having prior rights thereto shall be entitled, the remainder of the assets of the Company shall be distributed equally among the shares of Common Stock at the time outstanding.

     At all meetings of the stockholders, each holder of record of Common Stock shall be entitled to vote and have one vote for each share held of record by such stockholder.

     Certain provisions in the Company's Articles of Incorporation and By-Laws may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions include (a) a classified Board of Directors and
(b) a requirement that only the Chairman of the Board, the Board of Directors or the holders of not less than one-third of the voting power of all the outstanding shares of capital stock of the Company may call a special meeting of shareholders.

The 5-1/2% Convertible Preferred Stock

     The description of the 5-1/2% Convertible Preferred Stock is incorporated herein by reference to Item 1 of the Company's Form
8-A dated August 13, 1992.

Item 2.  Exhibits.

     1. All exhibits required by Instruction II to Item 2 have been supplied to the New York Stock Exchange.

                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  March 1, 1996          STEPAN COMPANY


                              By: /s/ Jeffrey W. Bartlett
                              Name: Jeffrey W. Bartlett
                              Title: Vice President, General
                                     Counsel and Secretary